LICENSE AGREEMENT

         THIS LICENSE AND BINDER PURCHASE AGREEMENT (the "Agreement"), is made and entered into as of December 4, 1997 by and between Appalachian Synfuel, LLC, a West Virginia limited liability company (the "Licensee"), and Covol Technologies, Inc., a Delaware corporation (the "Licensor").

         WHEREAS Licensor entered into Design and Construction Agreements with a Design/Builder for the construction of coal agglomeration facilities within the United States;

         WHEREAS Licensor assigned certain Design and Construction Agreements to Licensee pursuant to an Assignment Agreement of even date herewith;

         WHEREAS Licensee wishes to obtain and Licensor wishes to grant to Licensee a license for the coal extruding and briquetting technology in connection with a project to be constructed in proximity to the coal preparation plant of Marfork Coal Company, Inc. in Raleigh County, West Virginia and containing two Production Lines on the terms and conditions set forth in this Agreement (the "Facility"), and Licensee wishes to obtain and Licensor wishes to sell to Licensee the Proprietary Binder Material (as defined below) manufactured by Licensor for use in applying Licensor's proprietary binding technology in the operation of the Facility.

         NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Licensor and Licensee each agree as follows:

         Section 1.  Definitions.

                  "Coal Briquetting Technology" means all intellectual property, patents (including but not limited to United States Patent Numbers 5,599,361, 5,487,764 and 5,453,103) and applications therefor, printed and unprinted technical data, know-how, trade secrets, copyrights and other intellectual property rights, inventions, discoveries, techniques, works, processes, methods, plans, software, designs, drawings, schematics, specifications, communications protocols, source and object code and modifications, test procedures, program cards, tapes, disks, algorithms and all other scientific or technical information in whatever form relating to, embodied in or used in the proprietary process to produce synthetic coal fuel extrusions and briquettes from waste coal dust, coal fines and other similar coal derivatives, including all such information in

* Confidential material has been omitted from this Exhibit and filed with the Securities and Exchanges Commission (the "Commission").

existence as of the date of this Agreement as well as related information later developed by Licensor; provided however, that the defined term "Coal Briquetting Technology" shall not include either (i) Licensee Technology or (ii) the proprietary process developed by Licensor to produce synthetic coke extrusions and briquettes from coke breeze, iron revert materials, or any technology for other than the processing and production of synthetic coal fuel extrusions and briquettes. Nothing in this Agreement is intended to grant to Licensee the right to apply the Coal Briquetting Technology to produce anything other than synthetic coal fuel extrusions and briquettes intended to qualify for tax credits under Section 29(c)(1)(C) of the Code and then only at the Facility.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Developed Technology" means any inventions, "Improvement," or new  technology  that  Licensor  may  conceive,  make,  invent,  or  suggest  in connection with Licensor's disclosure to Licensee of the Coal Briquetting Technology. "Developed Technology" also means any inventions, "Improvement," or new technology directly related to the Coal Briquetting Technology that Licensor may conceive, make, invent or suggest relating to the Coal Briquetting Technology during the Term of this Agreement. "Improvement" means an alteration or addition to an invention or discovery which enhances, to some extent, performance or economics without changing or destroying a product's, device's or method's basic identity and essential character. An Improvement may comprise alterations or additions to either patented or unpatented inventions, discoveries, technology or devices, and may or may not be patentable.

                  "Earned Royalty" has the meaning set forth in Section 3.4.

                  "Effective Date" means the date of this Agreement set forth above.

                  "Extension Royalty" has the meaning set forth in Section 7.

                  "Facility" has the meaning set forth in the preamble.

                  "Fixed Royalty" has the meaning set forth in Section 3.3.

                  "Initial Royalty" has the meaning set forth in Section 3.2.

                  "IRS" means the Internal Revenue Service.

                  "Licensee" has the meaning set forth in the preamble.

                  "Licensee  Technology" means all intellectual  property of any kind or nature developed by Licensee or any affiliate or sublicensee of Licensee, whether before or after the date of this Agreement and whether in connection with the use of the Coal Briquetting Technology or otherwise, including patents and applications therefor, printed and unprinted technical data, know-how, trade secrets, copyrights, inventions, discoveries, techniques, works, processes, methods, plans, software, designs, drawings, schematics, specifications, communications protocols, source and object code and modifications, test procedures, program cards, tapes, disks, and all other scientific or technical information in whatever form, including any Improvement.

                  "Licensor" has the meaning set forth in the preamble.

                  "Production Line" means an arrangement of equipment designed to use the Coal Briquetting Technology and having the capacity to produce approximately 360,000 tons of synthetic coal fuel extrusions and briquettes per year.

                  "Proprietary Binder Material" means and refers to the binder compound necessary for the production, by Licensee, of synthetic coal extrusions and briquettes and which extrusions and briquettes are reasonably expected to constitute "qualified fuels" pursuant to the terms of Section 29(c)(1)(C) of the 1986 Internal Revenue Code and with respect to which Section 29 is applicable pursuant to Section 29(f) and 29(g) of the Code.

                  "Royalty" means the Initial Royalty, the Fixed Royalty, the Earned Royalty and the Extension Royalty.

                  "Ruling" means a private letter ruling by the IRS that the owner of the Facility will be entitled to claim Tax Credits for the production and sale of synthetic coal fuel extrusions and briquettes.

                  "Tax Credits" mean the tax credits available under Section 29 of the Code with respect to the production of "qualified fuels" as defined thereunder.

         Section 2.  License Grant.

                  2.1. General. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee, for the full and entire term hereof, a non-exclusive license to use the Coal Briquetting Technology for commercial exploitation (and not for research development purposes), including the non-exclusive right to make, have made or use at the Facility and to offer to sell, to sell or otherwise transfer products which have been manufactured with the Coal Briquetting Technology. Licensee hereby accepts the license on the terms hereof and agrees to make and have made products using the Coal Briquetting Technology at the Facility only under this License Agreement. Licensee shall not make or have made products using the Coal Briquetting Technology except at the Facility, but Licensee may use, sell and otherwise transfer at any other facility products which have been manufactured at the Facility with the Coal Briquetting Technology. Licensee shall have no obligation to commence or continue operation of the Facility or to achieve any particular level of production at the Facility, all such matters being within Licensee's sole discretion.

                  2.2. Developed Technology. Licensee shall have the right and is hereby granted a non-exclusive license to use all Developed Technology relating to the Coal Briquetting Technology at the Facility without payment of any additional compensation to Licensor, throughout the term of this Agreement, subject to the restrictions and limitations in this Section 2. All Developed Technology shall become Licensor's absolute property. Licensee shall at any time during the term of this Agreement and thereafter, at Licensor's reasonable request, execute any patent papers covering such Developed Technology as well as any other documents that Licensor may consider necessary or helpful in the prosecution of applications for a patent thereon or in connection with any litigation or controversy related thereto; provided, however, that all expenses incident to the filing of such applications and the prosecution thereof and the conduct of such litigation shall be borne by Licensor.

                  2.3. Licensee Technology. All Licensee Technology shall, as between Licensor and Licensee, remain the sole property of Licensee, and nothing in this Agreement or its performance shall grant to Licensor any right in the Licensee Technology or restrict the ability of Licensee to use the Licensee Technology as Licensee elects in its sole discretion.

                  2.4. Non-licensed Technology. Licensor retains the absolute right to fully exploit its proprietary technology and processes, including but not limited to the application of such technology embodied in the Coal
Briquetting Technology together with any improvements thereto, to produce, market and use synthetic coke extrusions and briquettes from coke breeze, iron revert materials and any other materials to which Licensor's technology can be applied.

                  2.5. Confidentiality. Each of the parties hereby agree to maintain the Coal Briquetting Technology confidential and not to disclose the Coal Briquetting Technology, or any aspect thereof, or the Improvements, or any aspect thereof (collectively, the "Confidential Information"). Furthermore, disclosure by the Licensee of the Proprietary Binder Material formula to its personnel may be only on a bona fide need to know basis to persons who have signed a written confidentiality agreement. Notwithstanding the foregoing, information which (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by the parties or their respective agents, employees, directors or representatives, (ii) was available to the party receiving disclosure on a non-confidential basis prior to its receiving disclosure hereunder, or (iii) lawfully becomes available to the party receiving disclosure on a non-confidential basis from a third party source (provided that such source is not known by the party receiving disclosure or its agents, employees, directors or representatives to be prohibited from transmitting the information), shall not be subject to the terms of this Section 2.5. At the termination of this Agreement, all copies of any Confidential Information (including without limitation any reports or memoranda) shall be returned by the party receiving disclosure, and the duties of confidentiality set forth above shall continue for five years thereafter. Nothing in this Agreement shall prohibit Licensee from disclosing the Confidential Information to others as may be reasonably necessary for Licensee to exploit Licensee's rights under this Agreement; provided that the recipient of any such Confidential Information executes a Confidentiality Agreement restricting further disclosure of the Confidential Information. Nothing in this Agreement shall prohibit Licensor from licensing the Coal Briquetting Technology to third parties.

         Section 3.  License Fee and Royalty.

                  3.1. License Fee. Licensee shall pay the Initial Royalty, the Fixed Royalty and Earned Royalty as a license fee to Licensor.

                  3.2. Initial Royalty. Upon the execution and delivery of this Agreement, Licensee shall pay * to Licensor in immediately available funds (the "Initial Royalty") as an initial royalty payment.

                  3.3.  Fixed  Royalty.  Within ten (10) days after the later of
(i) the first shipment of product from the Facility to a customer ("Commercial Production"), excluding any test shipments not to exceed 10,000 tons in the aggregate, or (ii) Licensee's obtaining a Ruling or, if Licensee elects not to pursue a Ruling, then the filing of any quarterly estimated tax payment by an owner of the Facility that takes into

* Confidential material omitted and filed separately with the Commission.

account Tax Credits with respect to product produced at the Facility, Licensee shall pay to Licensor * as additional royalty (the "Fixed Royalty"). During the pendency of a request for a Ruling or if such a Ruling has been refused or the IRS has otherwise indicated, either formally or informally, its intention to deny Tax Credits with respect to the Facility, and such adverse decision has not been subsequently reversed, but the owner of the Facility elects to claim Tax Credits notwithstanding the position of the IRS, the Fixed Royalty shall be paid into escrow as described in Section 3.7 below.

                  3.4. Earned Royalty. After satisfaction of and pursuant to the conditions for the payment of the Fixed Royalty, Licensee shall thereafter pay to Licensor quarterly earned royalty payments ("Earned Royalty") in an amount equal to * (subject to adjustment as set forth below) per million British thermal units of heat content ("mmbtu") for the first * tons of product produced and sold at the Facility during any contract year and * (subject to adjustment as set forth below) per mmbtu with respect to product in excess of * tons up to a maximum of * tons at the Facility during any contract year, minus * per ton of product produced and sold up to * tons in any contract year and * per ton thereafter, but in no event shall such deductions apply to more than * tons during any contract year or * tons produced during any contract year. In no event shall Licensee owe any royalty with respect to sales at the Facility during any contract year * tons. An example of the Earned Royalty calculation is attached hereto as Exhibit A. A "contract year" shall consist of the 12 calendar months beginning on the first day of the month after the Facility begins Commercial Production and each twelve month period thereafter. The royalty amounts per mmbtu stated above shall be adjusted with respect to production in calendar year 1998 by the increase or decrease in the inflation adjustment factor (set forth in Code Section 29(d)(2)) applicable to calendar year 1998 over the inflation adjustment factor applicable to calendar year 1996, and shall thereafter be adjusted annually to reflect further annual increases or decreases in such inflation adjustment factor. For purposes of this section, the number of btu with respect to which payment is due shall equal the btu reported by Licensee to the IRS for purposes of claiming Tax Credits, including any subsequent adjustments thereto, and the number of tons shall be conclusively determined by railroad weights if the product is shipped unmixed with other material and by belt scales at or adjacent to the Facility if the product is mixed with other material before being shipped. Earned Royalty shall be applicable to production at the Facility as to which Tax Credits are claimed (subject to Section 3.7 below) regardless of whether such production resulted from the use of the Coal Briquetting Technology or Licensee Technology or any combination thereof.

* Confidential material omitted and filed separtely with the Commission.

                  3.5. Payment Terms. Earned Royalty payments shall be due within thirty (30) days after the end of each quarter, together with a report showing tons shipped and btu content with respect to which Earned Royalty is due. The parties acknowledge that the applicable inflation adjustment factor will typically not be available at the time payment of Earned Royalty is due. Therefore, Licensee shall pay initially the Earned Royalty calculated under the latest inflation adjustment factor available, and then any subsequent adjustment shall be reflected in the first quarterly Earned Royalty payment due after the correct inflation adjustment factor becomes available. Similarly, the per ton deductions described in Section 3.4 shall be taken against the first * tons (* amount as Licensee estimates in good faith to be * expected production) of production to which Earned Royalty is applicable during any contract year, and any necessary subsequent adjustment shall be reflected in the Earned Royalty payment for the final quarter of such contract year.

                  3.6. Royalty Buyout. After payment of the Initial Royalty and the Fixed Royalty, in lieu of and notwithstanding Section 3.4 above, Licensee shall have the option at any time during the term of this Agreement to extinguish any obligation to pay further royalties to Licensor with respect to production at the Facility by making a one-time payment equal to the present value, based on a * annual discount rate, of future royalties expected with respect to production at the Facility and assuming the following for purposes of such calculation: (a) annual production of * tons, (b) Earned Royalty (in lieu of any amount calculated under Section 3.4) of * per ton, without any adjustment for inflation, (c) expiration of the Earned Royalty on December 31, 2007, if the option is exercised before 2003, or expiration of the Earned Royalty on the date set for expiration of all Tax Credits according to any Section 29 extension in effect or proposed by a bill in Congress if the option is exercised during 2003 or thereafter, with the amount of the Earned Royalty applicable to such extended term in the case only of a Section 29 extension actually enacted into law increased or decreased proportionately to reflect any increase or decrease in the Tax Credits applicable to such extended term, and (d) exercise by Licensee of its option to extend the term of this Agreement and pay the annual royalty provided therefor. Licensee shall be entitled to a one-time credit in the amount of the Initial Royalty and Fixed Royalty paid by the Licensee against the amount otherwise due with respect to the buyout of the royalty obligation at the Facility.

                  3.7. Royalty Escrow and Repayment. If the IRS rules that either the product to be produced at the Facility does not qualify for Tax Credits or that the Tax Credits are unavailable to Licensee as the owner of the Facility, whether by declining to issue a Ruling, issuing an adverse ruling, or by disallowing Tax Credits claimed by

* Confidential material omitted and filed separately with the Commission.

the owner(s) of the Facility (an "Adverse Decision"), the obligation of Licensee to pay Royalty hereunder shall immediately cease pending exhaustion of Licensee's right to appeal the Adverse Decision. Licensee shall have the absolute right, in its sole discretion, to elect whether and in what manner to appeal an Adverse Decision and on what terms any such Adverse Decision or its appeal shall be settled. If, notwithstanding the position of the IRS, Licensee elects to claim Tax Credits, the Royalty otherwise payable hereunder shall be deposited in escrow into an interest bearing account with a financial institution reasonably acceptable to Licensor. If an Adverse Decision is reversed on appeal, Licensee's obligation to pay Royalty shall resume, including Royalty previously placed in escrow, together with the amount, if any, by which the accumulated interest on such funds exceeds Licensee's costs incurred in contesting the Adverse Decision. If an Adverse Decision becomes final without any further right of appeal, then (a) Royalty previously placed in escrow shall be released from such escrow to Licensee, and (b) Licensor shall refund to Licensee within thirty (30) days thereafter any Royalty previously paid hereunder, together with interest thereon at the prime rate, if the Adverse Decision is caused, in whole or in part, by (i) the failure of the Coal Briquetting Technology to produce a synthetic fuel qualified under Section 29 or
(ii) any breach by Licensor of any representation, warranty or covenant contained herein. Notwithstanding any other provision of this Agreement, although the obligation to refund Royalty already paid to Licensor is subject to the conditions set forth in the preceding sentence, in no event shall any Earned Royalty be due or payable with respect to any production as to which Licensee has not claimed Tax Credits (other than as a result of a lack of income tax liability against which to apply the Tax Credits) or such Tax Credits have been disallowed for any reason whatever. It is understood that the Royalty is not contingent upon Licensee's ability to use the Tax Credits, but rather solely on the availability of the Tax Credits to Licensee. In no event shall Licensee have any liability to Licensor by reason of the failure by Licensee for any reason to obtain the Tax Credits as available for its use. In the event of an Adverse Decision, Licensee shall have the option to retain the right to use the Coal Briquetting Technology throughout the term of this Agreement in return for the payment of an annual royalty of One Hundred Thousand Dollars ($100,000), pro rated for any partial contract years.

                  3.8. Royalty Setoff. If any person (a "Claimant") asserts a claim that all or any part of the Coal Briquetting Technology is not the property of Licensor and is instead the property of Claimant, Licensee may, pending resolution of such claim, withhold from Royalty otherwise due Licensor hereunder amounts equal to such license fees as the Claimant may demand for the use by Licensee of the Coal Briquetting Technology allegedly owned by Claimant. Any amounts so withheld will be placed in escrow by Licensee. Upon entrance of a final non-appealable order by a court of competent jurisdiction that the Coal Briquetting Technology is the property of Licensor or upon receipt of a release of Licensee from liability by the Claimant, Licensee shall pay to Licensor any amounts withheld pursuant to this
Section 3.8. If a court of competent jurisdiction enters a final non-appealable order that all or any portion of the Coal Briquetting Technology is the property of Claimant, Licensee may pay to Claimant a reasonable license fee and set off any amounts so paid against any amount withheld pursuant to this Section 3.8 and/or any other Royalty otherwise due Licensor without any further liability with respect thereto. Nothing in this Section 3.8 shall be construed as limiting in any respect Licensee's rights and remedies related to a breach by Licensor of the representations and warranties contained in Section 6.3.

         Section 4.  Sale of Binder.

                  4.1. Sale and Purchase. Licensor shall sell to Licensee, and Licensee shall purchase from Licensor, Licensee's requirements of Proprietary Binder Material required to operate the Facility. Licensor shall deliver the Proprietary Binder Material at such times and in such amounts as requested by Licensee. Payments for Proprietary Binder Material delivered by Licensor during any calendar month shall be due and payable to Licensor on the tenth Business Day of the immediately succeeding month.

                  4.2.  Price.  The  price  which  Licensee  shall  pay  for the
Proprietary Binder Material delivered by Licensor during the first contract year (the "Binder Base Price") shall be an amount equal to (i) Licensor's direct and actual costs (direct material, labor and transportation costs) incurred in connection with the manufacture and sale of the Proprietary Binder Material plus
(ii) * of the amount determined pursuant to clause (i) exclusive of transportation costs, but in no event shall the Binder Base Price for such first contract year exceed * per ton of product produced at the Facilities. The Binder Base Price shall be subject to adjustment annually to reflect any actual increase in Licensor's cost, but no such annual adjustment shall exceed *. If Licensor elects to have such binder material produced by a third party, Licensee shall have the right to contact such third party directly to monitor the appropriateness of reported costs. If Licensee can obtain binder material from a third party at a cost less than Licensor's cost plus * of Licensor's non-transportation costs, Licensee shall have the right to do so, but Licensee shall pay Licensor * of Licensee's cost (exclusive of transportation costs) from such third party supplier. Notwithstanding anything herein to the contrary, Licensor shall have no obligation to sell binder material to Licensee at a price below Licensor's actual out-of-pocket cost, provided that Licensor uses its best reasonable efforts to minimize

* Confidential material omitted and filed separately with the Commission.

such costs.

                  4.3. Representations and Warranties. Licensor represents and warrants as follows:

                  (a)  Licensor  shall  convey  to  Licensee  good  title to all
         Proprietary Binder Material purchased by Licensee from Licensor hereunder, free and clear of any and all liens, claims and encumbrances of any type whatsoever.

                  (b) No Proprietary Binder Material shall contain any hazardous material in violation of currently applicable laws and governmental regulations.

                  (c) At Licensee's option, Licensor shall replace, or refund the purchase of, all non-conforming Proprietary Binder Material.

                  4.4. Order Procedure. Licensee shall deliver all purchase orders for Proprietary Binder Materials at least thirty (30) days in advance of the first day of the month in which delivery of such Proprietary Binder Material is required under such purchase order, and all such purchase orders received by Licensor during the term of this Agreement shall be deemed to have been accepted by Licensor. (For example, Licensee shall deliver a purchase order for December delivery by no later than November 1st). Each such purchase order shall be delivered either (i) in writing, or (ii) orally by telephone by an authorized agent of Licensee (subject to the condition that it is followed by a written purchase order within 24 hours). Such purchase orders shall be sent to Licensor at such address as Licensor shall direct.

                  4.5. Delivery and Acceptance. All Proprietary Binder Material purchased hereunder shall be delivered F.O.B. the Facility. Licensor shall arrange for transportation of the Proprietary Binder Material to the Facility. Licensee shall bear the expense of unloading the trucks or railroad cars. The weight of Proprietary Binder Material in each delivery shall be determined by a comparison of the weight, on Licensee's scales, of the delivery truck immediately prior to unloading and its weight, on Licensee's scales, immediately following unloading, as reflected in customary weighing certificates. Licensee represents that it will use its best efforts to maintain its scales correctly calibrated. At Licensor's request and expense from time to time, Licensor shall have the right to inspect Licensee's scales for accuracy. Licensee shall have a reasonable opportunity to sample Proprietary Binder Material delivered to it hereunder to confirm that such Proprietary Binder Material conforms to the terms and requirements hereof, and Licensee shall not be deemed or required to accept any such

Proprietary Binder Material prior to the completion of such sampling.

                  4.6. Binder Technology License. If Licensor's ability to deliver the Proprietary Binder Material to Licensee will be interrupted or terminated for any reason, Licensor shall give not less than ninety (90) days notice to Licensee. Subject to giving notice of its inability to deliver the Proprietary Binder Material to Licensee (or, in the absence of such notice, the actual failure to deliver the Proprietary Binder Material for at least ten days after Licensee gives written notice of non-delivery to Licensor). Licensor hereby grants to Licensee a non-exclusive license for the term of this Agreement (or such shorter period as provided in the proviso hereto) to use the technology used to manufacture the Proprietary Binder Material to manufacture the Proprietary Binder Material in sufficient quantities to operate the Facility up to full capacity, and such technology shall be deemed "Coal Briquetting Technology" for the purposes of this Agreement; provided, however, that the license granted to the Licensee under this section shall end and sales of Proprietary Binder Material under the terms of this Agreement shall be reinstated, so long as Licensor gives notice of reinstatement no longer than 90 days after the interruption or termination of delivery, together with reasonable evidence that Licensor is able to resume delivery in accordance with this Agreement and Licensor agrees to reimburse Licensee for any increased cost of the Proprietary Binder Material to Licensee during the period it was not provided by Licenesor. No additional fee or royalty shall be payable to Licensor in connection with the license granted pursuant to this Section and Licensee shall be responsible for its own direct out-of-pocket operating costs incurred in connection with the production of Proprietary Binder Material pursuant to this Section.

         Section 5. Records: Inspection: Confidentiality. Each party hereto shall keep accurate records containing all data reasonably required for the computation and verification of the amounts to be paid by the respective parties under this Agreement, and shall permit each other party or an independent accounting firm designated by such other party to inspect and/or audit such records during normal business hours upon reasonable advance notice. All costs and expenses incurred by a party in connection with such inspection shall be borne by it. Each party agrees to hold confidential from all third parties all information contained in records examined by or on behalf of it pursuant to this
Section 5 and Section 3.5 above.

         Section 6.  Representations and Warranties.

                  6.1. Authority. Each of Licensee and Licensor represents and warrants that (i) the execution, delivery and performance of this Agreement and the

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

consummation of the transactions contemplated hereby have been duly authorized on its behalf by all requisite action, corporate or otherwise, (ii) it has the full right, power and authority to enter into this Agreement and to carry out the terms of this Agreement, (iii) it has duly executed and delivered this Agreement, and (iv) this Agreement is a valid and binding obligation of it enforceable in accordance with its terms.

                  6.2. No consent. Each of Licensee and Licensor represents and warrants that no approval, consent, authorization, order, designation or declaration of any court or regulatory authority or governmental body or any third party is required to be obtained by it, nor is any filing or registration required to be made therewith by it for the consummation by it of the transactions contemplated under this Agreement.

                  6.3. Intellectual Property Matters. Licensor warrants that (i) to its best knowledge and good faith belief, it owns, free and clear of all liens and encumbrances, intellectual property, patents (including but not limited to United States Patent Numbers 5,599,361, 5,487,764 and 5,453,103) and applications therefor, printed and unprinted technical data, know-how, trade secrets copyrights and other intellectual property rights and all other scientific or technical information in whatever form relating to, embodied in or used in the proprietary process to produce synthetic coal fuel extrusions and briquettes from waste coal dust, coal fines and other similar coal derivatives, and the right to freely use, sell and exploit Proprietary Binder Material used in manufacturing synthetic coal fuel extrusions and briquettes from waste coal dust, coal fines and other similar coal derivatives, (ii) has the right and power to grant to Licensee the licenses granted herein, (iii) has not made and will not make any agreement with another in conflict with the rights granted herein, and (iv) has no knowledge that the sale or use of the rights, Proprietary Binder Material and/or licenses granted herein as contemplated by this Agreement would infringe any third party's intellectual property rights.

                  6.4. Tax Matters. Licensor warrants that (i) the Coal Briquetting Technology licensed hereunder is substantially the same technology described in Private Letter Ruling 103439-97 issued on August 26, 1997, and the related facts and circumstances provided therein remain accurate and complete,
(ii) the contracts with Centerline Engineering Corporation dated December 20, 1996, Nos. CL-004JW and CL-005JW to construct the Facility are, in all material respects, substantially the same as the The Industrial Company contract dated December 20, 1996 cited in Private Letter Ruling 103439-97 issued on August 26, 1997, and are "binding written contracts" for purposes of Section 29(g)(1)(A) of the Code, and (iii) all information supplied by Licensor to Licensee in connection with Licensee's request for a Ruling shall, to Licensor's best knowledge and good faith belief, be accurate and not misleading and shall not fail to include any information necessary to prevent the information supplied from being misleading.

                  6.5. Indemnification. Licensor shall indemnify, defend and hold harmless Licensee and its partners, directors, officers, agents, representatives, subsidiaries and affiliates from and against any and all claims, demands or suits (by any party, including any governmental entity), losses, liabilities, damages, obligations, payments, costs and expenses (including the costs and expenses of defending any and all actions, suits, proceedings, demands and assessments which shall include reasonable attorneys' fees and court costs) resulting from, relating to, arising out of, or incurred in connection with any breach by Licensor of any of the representations, warranties and/or covenants contained in this Agreement. Licensee shall indemnify, defend and hold harmless Licensor and its partners, directors, officers, agents, representatives, subsidiaries and affiliates from and against any and all claims, demands or suits (by any party, including any governmental entity), losses, liabilities, damages, obligations, payments, costs and expenses (including the costs and expenses of defending any and all actions, suits, proceedings, demands and assessments which shall include reasonable attorneys' fees and court costs) resulting from, relating to, arising out of, or incurred in connection with any breach by Licensee of any of the representations, warranties and/or covenants contained in this Agreement.

         Section 7. Term. The initial term of this Agreement is for the period commencing on the effective date of this Agreement and ending on December 31, 2007. Licensee shall have the option to extend the term of the Agreement until December 31, 2015 or for the full life of the last U. S. Patents to expire which disclose and claim Licensor's proprietary Coal Briquetting Technology, defined above, whichever date is earlier. During any such extended term, if Tax Credits under Section 29 are applicable to production at the Facility, Licensee shall continue to pay to Licensor the Earned Royalty described in Section 3.4, except that the Earned Royalty shall be adjusted proportionately to reflect any increase or decrease in the Tax Credits applicable to such extended term. During any such extended term, if Tax Credits under Section 29 are not applicable to production at the Facility, Licensee shall pay to Licensor, in lieu of the Earned Royalty described in Section 3.4, an annual royalty (the "Extension Royalty") of * for the use of the Coal Briquetting Technology at the Facility. Notice of Licensee's intent to effect such extension of this Agreement must be in writing and given prior to December 31, 2007.

         Section 8. Termination. This Agreement shall terminate upon the termination date set forth in Section 7, unless the Agreement is terminated sooner pursuant to this

* Confidential material omitted and filed separately with the Commission.

Section 8.

                  8.1. Termination for Cause. Either party may terminate this Agreement for cause (i.e., in the event either party commits a material breach of any provision of this Agreement) at any time by giving the other party at least sixty (60) days prior written notice of such termination unless such default or breach is cured within said sixty (60) days. Solely for purposes of this Section 8.1, a material breach of this Agreement by Licensee shall be deemed to consist solely of a failure to pay Royalty as to which no good faith dispute exists. A good faith dispute concerning the amount of Royalty due shall not excuse the failure of Licensee to pay in a timely manner any Royalty as to which no such good faith dispute exists. If Licensor terminates this Agreement pursuant to this Section 8, Licensee shall promptly return and cause all agents of Licensee to promptly return to Licensor all Confidential Information and all Coal Briquetting Technology then in Licensee's possession, and Licensee shall not thereafter use for its own commercial benefit or disclose to any third party any Confidential Information or Coal Briquetting Technology during the period ending five (5) years from the date of such termination.

                  8.2. Noticed Termination. This Agreement may be terminated upon thirty days written notice, if not cured, if:

                  (a) Licensee is unable to pay its debts as they fall due continuously for ninety (90) days or longer, seeks protection voluntarily or involuntarily under any law relating to bankruptcy, receivership, insolvency, administration, liquidation, dissolution or similar law or any jurisdiction (other than for the purposes of a reorganization with a view to continuing the business as a going concern under relevant bankruptcy or insolvency proceedings) or enters into a general assignment or arrangement or a composition with or for the benefit of its creditors; or

                  (b) Licensee takes any step (including the filing or presentation of a petition, the convening of a meeting or the filing of an application or consent) in any jurisdiction for, or with a view to, the appointment of an administrator, liquidator, receiver, trustee, custodian or similar official (other than for the purposes of a reorganization with a view to continuing the business as a going concern under relevant bankruptcy or insolvency proceedings) for Licensee and/or the whole or any part of the business, undertaking, property, assets, receiver or uncalled capital of Licensee or any such person is appointed.

                           8.3.  Effect of Termination. Upon termination of this
Agreement, all rights granted to and obligations of the parties shall immediately cease; however, termination shall not relieve either party of its obligations accrued during the Term of this Agreement (including any pre-termination obligation Licensee may have to pay Licensor) which has not been fulfilled, and all representations, warranties, obligations and confidentiality agreements made herein shall survive termination of this Agreement.

         Section 9. Waiver. The failure of any party to enforce at any time any provision of this Agreement shall not be construed as a waiver of such provision or the right thereafter to enforce each and every provision. No waiver by any party, either express or implied, of any breach of any of the provisions of this Agreement shall be construed as a waiver of any other breach of such term or condition.

         Section 10. Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid or unenforceable in any respect for any reason, the validity and enforceability of any such provision in any other respect and of the remaining provisions of this Agreement shall not be in any way impaired.

         Section 11. Notices. All notices required or authorized by this Agreement shall be given in writing. Notices may be served by certified or registered mail, postage paid with return receipt requested; by private courier, prepaid; by facsimile or other telecommunication device capable of transmitting or creating a written record; or personally. Mailed notices shall be deemed delivered five days after mailing, properly addressed. Couriered notices shall be deemed delivered when delivered as addressed, or if the addressee refuses delivery, when presented for delivery notwithstanding such refusal. Telecommunicated notices shall be deemed delivered when receipt is either confirmed by confirming transmission equipment or acknowledged by the addressee or its office. Personal delivery shall be effective when accomplished. Unless a party changes its address by giving notice to the other party as provided herein, notices shall be delivered to the parties at the following addresses:

         Licensor:                  Mr. Brent M. Cook
                                    Covol Technologies, Inc.
                                    3280 North Frontage Road
                                    Lehi, UT  84043

                                    Telephone:                (801) 768-4481
                                    Facsimile:                (801) 768-4483

         With a copy to:            Mr. William Marsh
                                    Ballard Spahr Andrews & Ingersoll
                                    201 South Main Street, Suite 1200
                                    Salt Lake City, UT  84111-2215
                                    Telephone:                (801) 531-3000
                                    Facsimile:                (801) 531-3001

         Licensee:                  Appalachian Synfuel, LLC
                                    c/o Fluor Daniel, Inc.
                                    3353 Michelson Drive
                                    Irvine, California  92698
                                    Attn:  General Counsel
                                    Telephone:                (714) 975-6995
                                    Facsimile:                (714) 975-5454

         Section  12.  Remedies   Cumulative.   Remedies  provided   under  this
Agreement shall be cumulative and in addition to other remedies provided by law or in equity.

         Section 13. Entire Agreement. This Agreement constitutes the entire agreement of the parties relating to the subject matter hereof. There are no promises, terms, conditions, obligations or warranties other than those contained herein. This Agreement supersedes all prior communications, representations or agreements, verbal or written, among the parties relating to the subject matter hereof. This Agreement may not be amended except in writing signed by the parties hereto.

         Section 14.  Governing  Law.   This  Agreement  shall  be  governed  in
accordance with the laws of the State of Delaware, exclusive of its conflict of laws rules.

         Section 15. Assignment. This Agreement may not be assigned, in whole or in part, by any party without the written consent of each of the other parties, which consent may not be unreasonably withheld, except that (i) Licensor and/or Licensee shall have the right to assign its rights and obligations under this Agreement to any entity which is controlled by Licensor and/or Licensee and of which Licensor and/or Licensee owns, directly or indirectly, at least fifty percent (50%) of each class of its outstanding securities or any entity which is wholly owned by Licensee's parent corporation, (ii) Licensee shall have the right to assign its rights and obligations to

Licensor in connection with any sale by Licensee to Licensor of substantially all of the assets of the Facility and (iii) Licensee shall have the right at any time to assign any portion of its rights and/or obligations under this Agreement and sublicense the Coal Briquetting Technology to one or more third parties, whether or not affiliated with Licensee, in connection with the acquisition of an ownership interest in the Facility or in an entity having an ownership interest in the Facility. No such assignment and/or sublicense permitted hereunder shall release the assigning or sublicensing party of its obligations hereunder.

         Section 16. Cooperation. Licensor recognizes that Licensee and/or its sublicensee(s) intend to request a Ruling by the IRS with respect to the Facility. Licensor agrees to cooperate as reasonably requested in efforts to obtain the Ruling, including any appeals of an Adverse Decision. Licensor further recognizes that it is critically important that the Facility be placed in service no later than June 30, 1998 in order to qualify for the Tax Credits. Licensor agrees to use its best efforts to cooperate with Licensee to make possible the construction and operation of the Facility by that date, including without limitation assisting as reasonably requested in equipment procurement, permitting, sampling and testing of feedstock, and test runs of material through Licensor prototypes of the Coal Briquetting Technology.

         Section 17. Relocation of Facility. Licensee shall have the right to relocate the Facility to any location of its choosing in Boone, Raleigh, Logan, Mingo, Nicholas or McDowell counties, West Virginia or Pike or Martin counties, Kentucky, or any other site with respect to which Licensor has not previously conveyed a conflicting exclusive territorial license to a third party. Royalty shall continue to be due under this Agreement after such relocation on the same terms as if such relocation had not occurred. The Binder Base Price shall be adjusted to reflect any increase or decrease in the cost of transporting Proprietary Binder Material to the new location as compared to the Marfork Facility.

         Section 18. Right of First Refusal. In the event Licensee elects to discontinue using the Coal Briquetting Technology and sell the equipment used in the Facility (other than to an assignee or sublicensee of Licensee), Licensor shall have the right to purchase the equipment proposed to be sold by agreeing to match the proposed purchase price from a third party. Licensor shall have thirty (30) days after notice of such a proposed sale to exercise its rights hereunder. If Licensor elects to purchase such equipment, Licensor shall be responsible for the costs of relocation.

         Section 19. Counterparts. This License Agreement may be executed in two or more original counterparts, and all such counterparts shall constitute one and the same instrument.

         Executed by the duly authorized representatives of the parties as of the date and year first above written.


COVOL TECHNOLOGIES, INC.                       APPALACHIAN SYNFUEL, LLC
                                               By Fluor Daniel, Inc. as its
                                               sole member


By:  /s/ Stanley M. Kimball                    By:  /s/ James O. Rollans
   --------------------------                     ---------------------------
Its: CFO                                       Its: Chief Administrative Officer